Exhibit 99.1

SAKS INCORPORATED REACHES

SETTLEMENT WITH THE SEC

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (September 5, 2007)—Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it has consented to the entry of a final judgment that settles the Securities and Exchange Commission (“SEC”) investigation previously disclosed by the Company.

In concluding the settlement, the Company consented to the entry of a final judgment by the United States District Court for the Southern District of New York without admitting or denying the allegations of the complaint filed by the SEC. The final judgment permanently enjoins the Company and its officers and employees from violating the federal securities laws related to the Company’s reporting, record-keeping and internal controls. No fines or other monetary sanctions were levied against the Company. The Company fully cooperated with the SEC during the course of the SEC’s investigation.

The SEC’s investigation related to improper collections of vendor markdown allowances prior to 2004 and a 2002 internal investigation into these collections, the improper timing of the recording of inventory markdowns in 1999 and 2001 and related accounting and disclosure issues. These matters had been the subject of an internal investigation by the Audit Committee of the Company’s Board of Directors in 2004 and 2005 that was conducted at management’s request. In 2004, the Company voluntarily informed the SEC of the Audit Committee’s internal investigation.

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, stated “I am pleased that this settlement with the SEC puts these matters behind us as we continue to execute our strategies for the long-term success of our business.”

The Company currently operates Saks Fifth Avenue, which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores and saks.com. The Company also operates Club Libby Lu specialty stores

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the

Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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